Exhibit 99.1

Calumet Specialty Products Partners, L.P. Reports Second Quarter 2016 Results

INDIANAPOLIS — (PR NEWSWIRE) — August 4, 2016 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of petroleum-based specialty products, today reported results for the quarter ended June 30, 2016, as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Dollars in millions, except per unit data)
Net income (loss)	$(147.9)	$2.5	$(215.6)	$26.3
Limited partners’ interest basic and diluted net income (loss) per unit	$(1.89)	$(0.02)	$(2.76)	$0.23
Adjusted EBITDA	$70.0	$95.0	$76.6	$219.9

The Partnership's net loss for the second quarter 2016 includes, but is not limited to, the impact of four items: (1) $147.3 million of non-cash charges due mainly to the Partnership’s divestiture of its 50% joint venture interest in Dakota Prairie Refining, LLC (“DPR”); (2) a favorable lower of cost or market (“LCM”) inventory adjustment of $36.3 million; (3) net expense of $8.2 million related to the Partnership’s ongoing compliance with the U.S. Renewable Fuel Standard (“RFS”); and (4) a $7.1 million loss from unconsolidated affiliates primarily related to DPR, which was included in results from operations until divested on June 27, 2016.

Management Commentary

“We remain focused on strengthening balance sheet liquidity, reducing operating costs and pursuing self-help margin capture throughout our portfolio of assets,” stated Tim Go, CEO of Calumet. “We made meaningful progress in each of these areas during the second quarter, despite a material year-over-year decline in benchmark refined product margins, elevated RFS compliance costs and continued commodity price volatility.”
“During the second quarter, we divested our 50% joint venture interest in DPR, resulting in a $32 million net increase in Partnership liquidity, raised $400 million through a senior secured notes offering and suspended the payment of our quarterly cash distribution to unitholders that amounted to nearly $225 million of cash outflows in 2015,” continued Go. “These decisive actions serve to strengthen our balance sheet in a continued volatile market.”
“As of June 30, 2016, we had nearly $470 million in cash and availability on our revolving credit facility, even after $30 million of related party note repayments and $42 million in cash interest payments on outstanding unsecured notes during the second quarter 2016,” continued Go.
“Targeted cost reductions and disciplined expense management have resulted in significant savings on a year-to-date basis,” continued Go. “Total selling, general and administrative expenses declined $38 million in the first half of 2016, when compared to the prior year period.”
“We continue to source increased volumes of cost-advantaged feedstock in our refining system, resulting in a lower overall per barrel delivered cost of crude oil,” continued Go. “In the second quarter 2016, we processed a record 35,600 bpd of cost-advantaged heavy Canadian crude oil at our Superior and Great Falls refineries.”
“Although specialty products sales volumes increased on a year-over-year basis in the second quarter 2016, a rapid escalation in crude oil prices during the period impacted segment gross profit,” continued Go. “We enacted price increases in the specialty products segment in June 2016, in response to higher feedstock costs.”
“Looking ahead to the third quarter 2016, we anticipate increased margin capture within our specialty products segment, following recent price increases. In our fuel products segment, we continue to sell gasoline, distillate and jet fuel at a premium to the Gulf Coast in our local markets, although benchmark refined product margins remain constrained by elevated domestic fuel products inventories. We expect our asphalt business to reach a seasonal peak in the third quarter, allowing for the conversion of existing asphalt inventory to cash ahead of the winter,” concluded Go.

Specialty Products Segment | Results Summary

	Three Months Ended June 30,
	2016	2015
	(Dollars in millions, except per barrel data)
Specialty products segment gross profit	$98.5	$109.7
Specialty products segment Adjusted EBITDA	$59.0	$63.2
Specialty products segment gross profit per barrel	$35.69	$45.94

During the second quarter 2016, total specialty products sales volumes increased 15.6% above year-ago levels. Segment gross profit in the period was impacted by a rapid rise in crude oil prices, which outpaced adjustments in product pricing during the second quarter 2016. In response to higher crude oil prices, the Partnership enacted price increases in the specialty products segment in June 2016.
Fuel Products Segment | Results Summary

	Three Months Ended June 30,
	2016	2015
	(Dollars in millions, except per barrel data)
Fuel products segment gross profit	$32.0	$88.8
Fuel products segment Adjusted EBITDA	$18.9	$46.0
Fuel products segment gross profit per barrel (including hedging activities)	$2.84	$9.94
Fuel products segment gross profit per barrel (excluding hedging activities)	$2.59	$8.83

During the second quarter 2016, a recovery in market premiums on fuel products sold in the Partnership’s local refining markets was more than offset by an approximately 42% year-over-year decline in the benchmark Gulf Coast 2/1/1 crack spread and higher RFS compliance costs. The Great Falls refinery operated at approximately 25,500 bpd during the second quarter 2016, in line with expectations. Local Great Falls rack prices remain at a premium to Gulf Coast rack prices.
Oilfield Services Segment | Results Summary

	Three Months Ended June 30,
	2016	2015
	(Dollars in millions)
Oilfield services segment gross profit	$0.8	$4.2
Oilfield services segment Adjusted EBITDA	$(7.9)	$(14.2)

The average price of NYMEX West Texas Intermediate crude oil declined by more than 20% in the second quarter 2016 when compared to the second quarter 2015. In response to lower crude oil prices, domestic oilfield services activity declined sharply during the past year, as the U.S. land rig count declined more than 53% on a year-over-year basis. The decline in drilling and completion activity had a material adverse impact on the oilfield services segment in the first half 2016. Although significant cost reduction efforts have taken effect within the segment, customer activity was well below prior-year levels during the second quarter 2016, resulting in lower net sales during the period.

Partnership Liquidity

As of June 30, 2016, the Partnership had availability under its revolving credit facility of $437.5 million, based on a $502.0 million borrowing base, $64.4 million in outstanding standby letters of credit and $0.1 million in outstanding borrowings. In addition, the Partnership had $32.2 million of cash on hand as of June 30, 2016. The Partnership believes it will continue to have sufficient liquidity from cash on hand, cash flow from operations, borrowing capacity and other means by which to meet its financial commitments, debt service obligations, contingencies and anticipated capital expenditures.

Financial Guidance

Full-Year 2016 Capital Spending Forecast

For the full year 2016, the Partnership anticipates total capital expenditures between $125.0 million and $150.0 million. Anticipated 2016 capital spending includes: (1) $60.0 million to $70.0 million for capital improvement expenditures; (2) $45.0 million to $55.0 million for replacement and environmental capital expenditures; (3) $10.0 million to $15.0 million for turnaround related expenditures; and (4) $10.0 million for joint venture contributions.

Full-Year 2016 RFS Compliance Impact Forecast

In conjunction with the Partnership’s ongoing compliance with the RFS, Calumet expects to purchase blending credits referred to as Renewable Identification Numbers (“RINs”). The Partnership records its outstanding RINs obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, will be up to 120 million RINs for the full-year 2016, excluding the potential for any hardship waivers that may or may not be granted by the U.S. Environmental Protection Agency (“EPA”) to any of the Partnership's fuel refineries at a later time. Calumet expects to be able to satisfy a portion of its 2016 gross RINs obligation through internal blending efforts.

Strategic Update

As previously indicated, Calumet is pursuing a series of cost reduction initiatives, margin enhancing measures and low-to-no cost projects that are intended to reduce balance sheet leverage and increase free cash flow on a sustainable basis. By year-end 2018, the program is projected to generate an incremental $150 million to $200 million of annualized EBITDA per year as compared to 2015, including $60 million to $75 million of which is expected to be realized in 2016. For information on forward-looking non-GAAP EBITDA, please see the section of this release entitled “Non-GAAP Financial Measures.”

Operations Summary

The following table sets forth information about our combined operations, excluding the results of the oilfield services segment. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel and the resale of crude oil in our fuel products segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In bpd)		(In bpd)
Total sales volume (1)	154,286	124,440	139,363	122,950
Total feedstock runs (2)	143,118	122,012	135,751	121,439
Facility production: (3)
Specialty products:
Lubricating oils	15,716	15,005	14,785	13,377
Solvents	7,823	8,359	7,587	8,999
Waxes	1,581	1,513	1,458	1,583
Packaged and synthetic specialty products (4)	2,110	1,605	2,117	1,525
Other	1,799	1,434	1,354	1,164
Total	29,029	27,916	27,301	26,648

Fuel products:
Gasoline	37,954	36,491	37,999	37,086
Diesel	40,057	28,649	35,202	29,432
Jet fuel	4,314	5,043	4,995	5,047
Asphalt, heavy fuel oils and other	32,941	26,601	30,590	24,442
Total	115,266	96,784	108,786	96,007
Total facility production (3)	144,295	124,700	136,087	122,655

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third-party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales.

The increase in total sales volume for the three months ended June 30, 2016 compared to the same period in 2015 is due primarily to increased sales volume of lubricating oils, solvents and waxes, partially offset by decreased sales of packaged and synthetic specialty products due to market conditions. Additionally, sales volumes of fuel products including asphalt increased as a result of increased production at the Great Falls refinery from the expansion project completed in 2016 and market conditions.
The increase in total sales volume for the six months ended June 30, 2016 compared to the same period in 2015 is due primarily to increased sales volume of lubricating oils, diesel and asphalt as a result of market conditions and increased production at the Great Falls refinery from the expansion project completed in 2016.

(2)	Total feedstock runs represent the bpd of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.
The increase in total feedstock runs for the three and six months ended June 30, 2016 compared to the same periods in 2015 is due primarily to increased feedstock runs at the Great Falls refinery from the expansion project completed in 2016 and improved operational reliability, partially offset by decreased feedstock runs related to the production of solvents as a result of market conditions.

(3)
Total facility production represents the bpd of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The change in total facility production for the three and six months ended June 30, 2016 compared to the same periods in 2015 is due primarily to the operational items discussed above in footnote 2 of this table.

(4)	Represents production of packaged and synthetic specialty products, including the Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the unaudited condensed consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions)		(In millions)
Derivative gain reflected in sales	$15.1	$63.1	$31.1	$83.3
Derivative loss reflected in cost of sales	(12.8)	(51.6)	(26.7)	(73.5)
Derivative gain reflected in gross profit	$2.3	$11.5	$4.4	$9.8

Realized loss on derivative instruments	$(6.0)	$(14.0)	$(18.3)	$(5.1)
Unrealized gain (loss) on derivative instruments	23.8	5.2	28.4	(22.7)
Derivative gain reflected in interest expense	0.1	0.1	0.2	0.3
Total derivative gain (loss) reflected in the unaudited condensed consolidated statements of operations	$20.2	$2.8	$14.7	$(17.7)
Total loss on commodity derivative settlements	$(6.0)	$(15.1)	(18.3)	$(1.8)

About the Partnership

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel; and provides oilfield services and products to customers throughout the United States. Calumet is based in Indianapolis, Indiana and operates thirteen manufacturing facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey, Oklahoma, and eastern Missouri.

A conference call is scheduled for 1:00 p.m. ET on August 4, 2016, to discuss the financial and operational results for the second quarter 2016. Investors, analysts and members of the media interested in listening to the live presentation may call (866) 584-9671 using the passcode 47292366. The telephonic replay is available by calling (855) 859-2056 and entering passcode 47292366. The replay will be available beginning August 4, 2016 until August 11, 2016. A webcast of the call and accompanying presentation slides will be available on the Partnership’s website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three and six months ended June 30, 2016, may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding (i) our expectation regarding our business outlook and cash flows, (ii) our expectation regarding anticipated capital expenditures and projected cost reduction initiatives, margin enhancing measures and low-to-no cost projects to reduce balance sheet leverage and increase cash flow, (iii) our access to capital to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures and (iv) expected benefits to the Partnership from the distribution suspension. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels, other refined products and oilfield services; the level of foreign and domestic production of crude oil and refined products; our ability to produce specialty products, fuels products and products used in oilfield services that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations;

our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; estimated capital expenditures as a result of our planned organic growth projects and estimated annual EBITDA contributions from such projects; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the RFS, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow. We provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net income (loss), our most directly comparable financial performance measure. We also provide a reconciliation of Distributable Cash Flow to Net cash provided by (used in) operating activities, our most directly comparable liquidity measure. Both Net income (loss) and Net cash provided by (used in) operating activities are calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) impairment, (e) unrealized losses from mark-to-market accounting for hedging activities, (f) realized gains under derivative instruments excluded from the determination of net income (loss), (g) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (h) debt refinancing fees, premiums and penalties, (i) any net loss realized in connection with an asset sale that was deducted in computing net income (loss) and (j) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark-to-market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense), income (loss) from unconsolidated affiliates, net of cash distributions and income tax expense (benefit). Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release reflect the calculation of “Consolidated Cash Flow” contained in the indentures governing our 7.625% senior notes due January 15, 2022, that were issued in November 2013 (the “2022 Notes”), our 6.50% senior notes due April 15, 2021, that were issued in March 2014 (the “2021 Notes”), our 7.75% senior notes due April 15, 2023 (the “2023 Notes”), that were issued in March 2015 and our 11.50% senior secured notes due January 15, 2021 (the “2021 Secured Notes”), that were issued in April 2016. We are required to report Consolidated Cash Flow to the holders of our 2021 Notes, 2022 Notes, 2023 Notes and 2021 Secured Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this press release for prior periods have been updated to reflect the use of the new calculations. Please see our filings with the SEC, including our 2015 Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

The preliminary expected range for forward-looking non-GAAP EBITDA contained in this press release is provided only on a non-GAAP basis, due to the inherent difficulty of calculating items that would be included in Net income (loss) on a GAAP basis. As a result, reconciliation of forward-looking non-GAAP EBITDA to GAAP Net income (loss) is not available without unreasonable effort, and Calumet is unable to address the probable significance of information that is currently unavailable. It is expected that non-GAAP EBITDA, when reported, will reflect the exclusion of, among other things, interest expense, depreciation and amortization, and income taxes.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income (loss), operating income (loss), net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net income (loss), our most directly comparable GAAP financial performance measure, and Distributable Cash Flow to net cash provided by (used in) operating activities, our most directly comparable GAAP liquidity measure, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except unit and per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Sales	$972.9	$1,156.2	$1,685.9	$2,174.8
Cost of sales	841.6	953.5	1,468.4	1,776.9
Gross profit	131.3	202.7	217.5	397.9
Operating costs and expenses:
Selling	26.2	37.8	56.7	76.2
General and administrative	24.8	31.7	52.4	70.9
Transportation	45.0	42.3	84.2	84.3
Taxes other than income taxes	4.2	4.0	9.9	8.0
Asset impairment	33.4	—	33.4	—
Other	0.3	3.2	2.3	6.1
Operating income (loss)	(2.6)	83.7	(21.4)	152.4
Other income (expense):
Interest expense	(42.8)	(27.4)	(73.1)	(54.4)
Debt extinguishment costs	—	(46.6)	—	(46.6)
Realized loss on derivative instruments	(6.0)	(14.0)	(18.3)	(5.1)
Unrealized gain (loss) on derivative instruments	23.8	5.2	28.4	(22.7)
Loss from unconsolidated affiliates	(7.1)	(8.2)	(18.2)	(12.7)
Loss on sale of unconsolidated affiliates	(113.4)	—	(113.4)	—
Other	0.5	0.7	0.9	1.5
Total other expense	(145.0)	(90.3)	(193.7)	(140.0)
Net income (loss) before income taxes	(147.6)	(6.6)	(215.1)	12.4
Income tax expense (benefit)	0.3	(9.1)	0.5	(13.9)
Net income (loss)	$(147.9)	$2.5	$(215.6)	$26.3
Allocation of net income (loss):
Net income (loss)	$(147.9)	$2.5	$(215.6)	$26.3
Less:
General partner’s interest in net income (loss)	(2.9)	—	(4.3)	0.5
General partner’s incentive distribution rights	—	4.2	—	8.4
Net income (loss) available to limited partners	$(145.0)	$(1.7)	$(211.3)	$17.4
Weighted average limited partner units outstanding:
Basic	76,761,504	76,092,517	76,491,775	73,675,251
Diluted	76,761,504	76,092,517	76,491,775	73,730,189
Limited partners’ interest basic and diluted net income (loss) per unit	$(1.89)	$(0.02)	$(2.76)	$0.23
Cash distributions declared per limited partner unit	$—	$0.685	$0.685	$1.37

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32.2	$5.6
Accounts receivable, net	270.2	210.7
Inventories	444.9	384.4
Derivative assets	4.9	—
Prepaid expenses and other current assets	11.5	8.3
Total current assets	763.7	609.0
Property, plant and equipment, net	1,705.0	1,719.2
Investment in unconsolidated affiliates	6.9	126.0
Goodwill	178.6	212.0
Other intangible assets, net	197.2	214.1
Other noncurrent assets, net	55.4	64.4
Total assets	$2,906.8	$2,944.7
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$316.2	$316.6
Accrued interest payable	40.2	31.1
Accrued salaries, wages and benefits	13.3	32.9
Other taxes payable	21.1	17.9
Other current liabilities	144.7	119.0
Current portion of long-term debt	1.6	1.7
Note payable — related party	39.9	73.5
Derivative liabilities	10.4	33.9
Total current liabilities	587.4	626.6
Noncurrent deferred income taxes	2.0	2.1
Pension and postretirement benefit obligations	12.0	13.0
Other long-term liabilities	1.0	0.9
Long-term debt, less current portion	1,972.9	1,698.2
Total liabilities	2,575.3	2,340.8
Commitments and contingencies
Partners’ capital:
Partners’ capital	337.4	605.5
Accumulated other comprehensive loss	(5.9)	(1.6)
Total partners’ capital	331.5	603.9
Total liabilities and partners’ capital	$2,906.8	$2,944.7

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2016	2015
	(In millions)
Operating activities
Net income (loss)	$(215.6)	$26.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	82.6	71.4
Amortization of turnaround costs	17.4	12.7
Non-cash interest expense	4.6	2.9
Non-cash debt extinguishment costs	—	9.1
Provision for doubtful accounts	0.5	0.2
Unrealized (gain) loss on derivative instruments	(28.4)	22.7
Asset impairment	33.4	—
(Gain) loss on disposal of fixed assets	(0.7)	1.0
Non-cash equity based compensation	2.9	5.5
Deferred income tax benefit	(0.2)	(14.1)
Lower of cost or market inventory adjustment	(44.4)	0.8
Loss from unconsolidated affiliates	18.2	12.7
Loss on sale of unconsolidated affiliates	113.4	—
Other non-cash activities	2.3	2.9
Changes in assets and liabilities:
Accounts receivable	(60.0)	39.4
Inventories	(10.3)	(40.6)
Prepaid expenses and other current assets	(1.5)	4.5
Derivative activity	(10.4)	(3.5)
Turnaround costs	(8.1)	(5.9)
Other assets	(0.4)	—
Accounts payable	35.1	(7.0)
Accrued interest payable	9.1	(5.1)
Accrued salaries, wages and benefits	(16.0)	1.6
Other taxes payable	3.2	1.3
Other liabilities	22.5	21.7
Pension and postretirement benefit obligations	(0.9)	(0.5)
Net cash provided by (used in) operating activities	(51.7)	160.0
Investing activities
Additions to property, plant and equipment	(87.9)	(153.2)
Investment in unconsolidated affiliates	(41.8)	(46.0)
Proceeds from sale of unconsolidated affiliates	29.0	—
Proceeds from sale of property, plant and equipment	1.9	0.2
Net cash used in investing activities	(98.8)	(199.0)
Financing activities
Proceeds from borrowings — revolving credit facility	479.0	637.3
Repayments of borrowings — revolving credit facility	(589.9)	(685.0)
Repayments of borrowings — senior notes	—	(275.0)
Repayments of borrowings — related party note	(34.5)	—
Payments on capital lease obligations	(4.1)	(3.5)
Proceeds from other financing obligations	2.4	—
Proceeds from senior notes offering	393.1	322.6
Debt issuance costs	(9.9)	(5.6)
Proceeds from public offerings of common units, net	—	161.5
Contributions from Calumet GP, LLC	0.2	3.5
Common units repurchased and taxes paid for phantom unit grants	(1.8)	(3.6)
Distributions to partners	(57.4)	(110.0)
Net cash provided by financing activities	177.1	42.2
Net increase in cash and cash equivalents	26.6	3.2
Cash and cash equivalents at beginning of period	5.6	8.5
Cash and cash equivalents at end of period	$32.2	$11.7

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net income (loss)	$(147.9)	$2.5	$(215.6)	$26.3
Add:
Interest expense	42.8	27.4	73.1	54.4
Debt extinguishment costs	—	46.6	—	46.6
Depreciation and amortization	43.8	36.0	82.6	71.4
Income tax expense (benefit)	0.3	(9.1)	0.5	(13.9)
EBITDA	$(61.0)	$103.4	$(59.4)	$184.8
Add:
Unrealized (gain) loss on derivative instruments	$(23.8)	$(5.2)	$(28.4)	$22.7
Realized loss on derivatives, not included in net income (loss) or settled in a prior period	(2.3)	(12.6)	(4.4)	(6.5)
Amortization of turnaround costs	8.3	6.6	17.4	12.7
Impairment charges	33.4	—	33.4	—
Loss on sale of unconsolidated affiliates	113.9	—	113.9	—
Non-cash equity based compensation and other non-cash items	1.5	2.8	4.1	6.2
Adjusted EBITDA	$70.0	$95.0	$76.6	$219.9
Less:
Replacement and environmental capital expenditures (1)	$3.3	$10.0	$11.1	$17.3
Cash interest expense (2)	40.1	25.9	68.5	51.5
Turnaround costs	1.7	3.2	8.1	5.9
Loss from unconsolidated affiliates	(7.1)	(8.3)	(18.2)	(12.8)
Income tax expense (benefit)	0.3	(9.1)	0.5	(13.9)
Distributable Cash Flow	$31.7	$73.3	$6.6	$171.9

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
(In millions)

	Six Months Ended June 30,
	2016	2015
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by (used in) operating activities:	(Unaudited)
Distributable Cash Flow	$6.6	$171.9
Add:
Replacement and environmental capital expenditures (1)	11.1	17.3
Cash interest expense (2)	68.5	51.5
Turnaround costs	8.1	5.9
Loss from unconsolidated affiliates	(18.2)	(12.8)
Income tax expense (benefit)	0.5	(13.9)
Adjusted EBITDA	$76.6	$219.9
Less:
Unrealized (gain) loss on derivative instruments	$(28.4)	$22.7
Realized loss on derivatives, not included in net income (loss) or settled in a prior period	(4.4)	(6.5)
Amortization of turnaround costs	17.4	12.7
Impairment charges	33.4	—
Loss on sale of unconsolidated affiliate	113.9	—
Non-cash equity based compensation and other non-cash items	4.1	6.2
EBITDA	$(59.4)	$184.8
Add:
Unrealized (gain) loss on derivative instruments	$(28.4)	$22.7
Cash interest expense (2)	(68.5)	(51.5)
Asset impairment	33.4	—
Non-cash equity based compensation	2.9	5.5
Deferred income tax benefit	(0.2)	(14.1)
Lower of cost or market inventory adjustment	(44.4)	0.8
Loss from unconsolidated affiliates	18.2	12.7
Loss on sale of unconsolidated affiliates	113.4	—
Amortization of turnaround costs	17.4	12.7
Income tax (expense) benefit	(0.5)	13.9
Provision for doubtful accounts	0.5	0.2
Debt extinguishment costs	—	(37.5)
Changes in assets and liabilities:
Accounts receivable	(60.0)	39.4
Inventories	(10.3)	(40.6)
Other current assets	(1.5)	4.5
Turnaround costs	(8.1)	(5.9)
Derivative activity	(10.4)	(3.5)
Other assets	(0.4)	—
Accounts payable	35.1	(7.0)
Accrued interest payable	9.1	(5.1)
Other current liabilities	9.7	24.6
Other, including changes in noncurrent liabilities	0.7	3.4
Net cash provided by (used in) operating activities	$(51.7)	$160.0

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO NET INCOME (LOSS)
(In millions)

	Three Months Ended June 30,
	2016	2015
Reconciliation of Segment Adjusted EBITDA to Net income (loss):	(Unaudited)
Segment Adjusted EBITDA
Specialty products Adjusted EBITDA	$59.0	$63.2
Fuel products Adjusted EBITDA	18.9	46.0
Oilfield services Adjusted EBITDA	(7.9)	(14.2)
Total segment Adjusted EBITDA	$70.0	$95.0
Less:
Unrealized gain on derivative instruments	$(23.8)	$(5.2)
Realized loss on derivatives, not included in net income (loss) or settled in a prior period	(2.3)	(12.6)
Amortization of turnaround costs	8.3	6.6
Impairment charges	33.4	—
Loss on sale of unconsolidated affiliate	113.9	—
Non-cash equity based compensation and other non-cash items	1.5	2.8
EBITDA	$(61.0)	$103.4
Less:
Interest expense	$42.8	$27.4
Debt extinguishment costs	—	46.6
Depreciation and amortization	43.8	36.0
Income tax expense (benefit)	0.3	(9.1)
Net income (loss)	$(147.9)	$2.5

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
SELECTED COMMODITY DERIVATIVE INSTRUMENTS
As of June 30, 2016

Fuel Products Segment

Calumet has entered into crude oil basis swaps to mitigate the risk of future changes in pricing differentials between Western Canadian Select (“WCS”) and NYMEX WTI. The following table provides a summary of crude oil basis swap contracts as of June 30, 2016, in the Partnership’s fuel products segment:

Crude Oil Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Differential to NYMEX WTI ($/Bbl)
Third Quarter 2016	1,196,000	13,000	$(13.16)
Fourth Quarter 2016	1,196,000	13,000	$(13.16)
Calendar Year 2017	2,555,000	7,000	$(13.22)
Total	4,947,000
Average differential			$(13.19)

Calumet has entered into crude oil basis swaps to mitigate the risk of future changes in pricing differentials between Light Louisiana Sweet and NYMEX WTI. The following table provides a summary of crude oil basis swap contracts as of June 30, 2016, in the Partnership’s fuel products segment:

Crude Oil Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Differential to NYMEX WTI ($/Bbl)
Third Quarter 2016	460,000	5,000	$1.80
Fourth Quarter 2016	460,000	5,000	$1.80
Total	920,000
Average differential			$1.80

Calumet has entered into derivative instruments to secure a percentage differential on WCS crude oil to NYMEX WTI. The following table provides a summary of crude oil percentage basis swap contracts related to crude oil purchases as of June 30, 2016, in the Partnership’s fuel products segment:

Crude Oil Percentage Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Fixed Percentage of NYMEX WTI (Average % of WTI/Bbl)
Third Quarter 2016	736,000	8,000	73.5%
Fourth Quarter 2016	736,000	8,000	73.5%
Calendar Year 2017	1,095,000	3,000	72.3%
Total	2,567,000
Average percentage			73.0%